Item 77(Q3)

AGREEMENT FOR SALE AND PURCHASE

THIS AGREEMENT FOR SALE AND PURCHASE (“Agreement”), made this 26 day of April, 2013 (the “Effective Date”), by and between INFINITE SELF-STORAGE OF BOLINGBROOK, LLC, an Illinois limited liability company ("Bolingbrook Seller") and DOLTON SELF-STORAGE, LLC, an Illinois limited liability company ("Dolton Seller" and, collectively with Bolingbrook Seller, “Seller”) and SSG BOLINGBROOK LLC, a Delaware limited liability company ("Bolingbrook Buyer") and SSG DOLTON LLC, a Delaware limited liability company ("Dolton Buyer" and, together with Bolingbrook Buyer, “Buyer”),

W I T N E S S E T H:

WHEREAS, Bolingbrook Seller is the owner of the fee simple estate of all that certain tract or parcel of land commonly known as 296 North Weber Road, Bolingbrook, IL 60440 and more particularly described in Exhibit A-1 (the "Bolingbrook Land"), together with all improvements situate thereon (together with the Bolingbrook Land, the "Bolingbrook Project"); a current plan of the Bolingbrook Project is attached hereto as Exhibit B-1 and made a part hereof;

WHEREAS, Dolton Seller is the owner of the fee simple estate of all that certain tract or parcel of land commonly known as 14900 Woodlawn Avenue, Dolton, IL 60419 and more particularly described in Exhibit A-2 (the "Dolton Land" and, together with the Bolingbrook Land, the “Land”), together with all improvements (including, without limitation, buildings and kiosks) situate thereon (together with the Dolton Land, the "Dolton Project"; the Dolton Project, together with the Bolingbrook Project, is hereinafter referred to as the “Project”); a current plan of the Dolton Project is attached hereto as Exhibit B-2 and made a part hereof;

WHEREAS, Seller desires to sell and Buyer desires to buy, inter alia, the Project at the price and on the other terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements and covenants herein contained, and intending to be legally bound hereby, the parties covenant and agree as follows:

1.           Agreement to Sell and Purchase

           Seller shall sell and convey, and Buyer shall purchase, the Project; together with the easements, rights, privileges and appurtenances belonging thereto, and any abutting strips or gores; together with Seller's right, title and interest, if any, in and to any land lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining the Land to the center line thereof; together with all appurtenant easements for ingress and egress and utilities; together with all fixtures and equipment now located in, upon, attached or appurtenant to or used in the operation of the Project; together with all leases, licenses and rental agreements of the Project (the "Leases") and the lighting fixtures, air-conditioning units, window screens and other appliances, furniture, equipment, customer lists, rights to facility telephone and fax numbers, yellow pages ads and other local ads, inventories (including all boxes, cash registers, packaging materials, locks and all other contents of the retail store located on the Project) and other personal property and supplies owned by Seller and used or acquired for use at the Project (the "Personalty", and all of the foregoing property, real, personal and mixed, being collectively called the "Property").

2.           Purchase Price

           Buyer shall pay Seller for the Property the sum of $____________________  (the "Purchase Price") as follows:

           (a)           $____________________  no later than two (2) business days after the Effective Date and, unless Buyer earlier terminates (or is deemed to have terminated) this Agreement as herein provided, $____________________ within two (2) business days after that date which is forty (40) days after the Effective Date (the "Feasibility Study Termination Date") (all such monies, together with any additional deposit required hereunder, and together with interest which shall accrue thereon, being collectively called the "Deposit"), all to be held in escrow by FIRST AMERICAN TITLE INSURANCE COMPANY ("Title Company" and "Escrow Agent"), with an address at 251 East Ohio Street, Suite 200, Indianapolis, Indiana 46204; Attn: Monica Chavez (mochavez@firstam.com); telephone: (317) 616-7336, and disbursed in accordance herewith.  Seller and Buyer acknowledge that the Deposit provided for in this Agreement shall also constitute the deposit under the Affiliate Agreement (as defined in Paragraph 4(a)(iv)), even in the event that the Affiliate Agreement does not require a deposit to be made by SSG Merrillville LLC (the “buyer” in the Affiliate Agreement).

           (b)           The balance of the Purchase Price at Closing (hereinafter defined) by wire transfer of immediately available Federal funds, subject to the prorations set forth herein.

3.           Representations and Warranties

           Seller (that is, each party comprising Seller for itself, as to the portion of the Property owned by it) represents, warrants and covenants to Buyer (which representations and warranties shall be true as of the date of this Agreement and as of the Closing Date, as hereinafter defined, and shall survive Closing for a period of one year) that:

           (a)           Bolingbrook Seller and Dolton Seller each have full power and authority to enter into, and to perform their obligations under, this Agreement.  This Agreement has been duly authorized by all necessary limited liability company action of Seller.

           (b)           To Seller’s actual and/or constructive knowledge, there is no claim, action, suit or proceeding pending or threatened against, by or otherwise affecting Seller or the Property or any portion thereof or relating to or arising out of ownership, management or operation of the Property in any court or before or by any federal, state, county, township or municipal department, commission, board, bureau or agency.

           (c)           All of the obligations of Seller under any contracts affecting the Property which ought to be fulfilled prior to the Closing Date or arising from conditions existing prior thereto will be timely performed by Seller.

           (d)           Seller has no employees and Buyer shall not be assuming any employment-related liabilities of Seller under this Agreement.

           (e)           The Leases described in Exhibit C (the "Lease Schedule"), true, correct and complete copies of which will be furnished to Buyer, are all of the leases, licenses and rental agreements affecting the Property on the date hereof and the Lease Schedule accurately sets forth, as of the date hereof, with respect to each Lease:  (i) the names, and unit numbers or premises, of the lessees; (ii) the monthly rents, which might be in excess of the rates described in the Leases due to increased rental rates; (iii) lessee security deposits (or, if there are none, shall so provide); (iv) the expiration dates; and (v) the Project (either the Bolingbrook Project or Dolton Project) applicable to each Lease.  Seller further represents and warrants that:

           (i)           the Leases are in full force and effect;

           (ii)           the information relating to the Leases as set forth in the Lease Schedule is accurate. It is understood that current Lease rates might be in excess of those described in the Leases due to rental increases;

           (iii)           no amendments, oral or written, have been made with respect to the Leases, other than those listed in the Lease Schedule or made in accordance with Paragraph 5(c);

           (iv)           none of the lessees under the Leases have made any security deposits thereunder, other than as set forth in the Lease Schedule or made in accordance with Paragraph 5(c); and

           (v)           there are no rights of use for any portions of the Property now in effect or hereafter to come into effect, except recorded easements and the rights under the Leases or made in accordance with Paragraph 5(c), and no lessee has any option, agreement of sale, extension or renewal, or any other right, title or interest in the Property acquired directly through Seller, other than its rights of use as aforesaid.

(f)           Attached hereto as Exhibit D (the "Contract Schedule") is a true, correct and complete list of all service contracts respecting the operation of the Property (the "Contracts").  The Contracts are currently in full force and effect and Seller has performed or, if performance is not currently required, will perform all its obligations thereunder.

(g)           Seller is not a "foreign person" within the meaning of Section 1445 of the United States Internal Revenue Code, as amended, or its regulations.

(h)           To Seller’s actual and/or constructive knowledge, no part of the Property is in violation of applicable laws, codes, or regulations, including (without limitation) those related to health, safety, access, and/or the environment.

(i)           To Seller’s actual and/or constructive knowledge, there are no "hazardous substances" (as defined in any applicable law) located on the Project.

(j)           To Seller’s actual and/or constructive knowledge, the Bolingbrook Project is zoned B-2, Special Use and the Dolton Project is zoned B-2 Business Limited Retail; the current use of the Project as a self-storage facility is permissible under such zoning classifications.

(k)           Seller manages and operates the Project.

(l)           To Seller’s actual and/or constructive knowledge, there are no material defects in or upon the Project, including HVAC or other mechanical systems, and all such systems are in good working order.

(m)           Seller represents and warrants to Buyer that the sale of the Property does constitute a bulk sale of all or a substantial portion of Seller’s assets as defined in Paragraph 902(d) of the Illinois Income Tax Act and Paragraph 444(j) of the Illinois Retailer’s Occupation Tax Act and Seller shall indemnify, defend and hold Buyer harmless from any claims by the State of Illinois under either statute.  In addition, Seller shall file in a timely manner a Notice of Sale/Purchase of Business Assets (and furnish a copy to Buyer) on Illinois Department of Revenue Form CBS-1 (and any other related form reasonably requested by Buyer) pursuant to Paragraph 902(d) of the Illinois Income Tax Act and Paragraph 444(j) of the Retailer’s Occupation Tax Act in order to obtain an appropriate release of stop order to protect Buyer against any potential liability for income tax or sales tax liabilities of Seller arising out of the sale of the Property.

Bolingbrook Buyer represents and warrants to Seller (which representations and warranties shall be true as of the date of this Agreement and as of the Closing Date, as hereinafter defined, and shall survive Closing for a period of one year) that Bolingbrook Buyer has full power and authority to enter into, and to perform their obligations under, this Agreement.  This Agreement has been duly authorized by all necessary limited liability company action of Bolingbrook Buyer.

Dolton Buyer represents and warrants to Seller (which representations and warranties shall be true as of the date of this Agreement and as of the Closing Date, as hereinafter defined, and shall survive Closing for a period of one year) that Dolton Buyer has full power and authority to enter into, and to perform their obligations under, this Agreement.  This Agreement has been duly authorized by all necessary limited liability company action of Dolton Buyer.

4.           Conditions Precedent to Closing; Default

(a)           Buyer's obligation to close hereunder shall be expressly conditioned upon the occurrence or fulfillment of each of the following conditions on or prior to the Closing Date or such earlier date as may be provided in this Paragraph 4(a):

(i)           All of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

(ii)           Seller shall have performed (in all material respects) all covenants and agreements required by this Agreement to be performed by Seller at or prior to the Closing Date.

(iii)           There shall have been no material and adverse change to the condition of the Project since the Feasibility Study Termination Date.

(iv)           On the Closing Date, closing shall also be consummated under that certain Agreement for Sale and Purchase, dated of even date herewith, between Merrillville Self-Storage, LLC (dba Infinite Self Storage), as seller, and SSG Merrillville LLC, as buyer, respecting the land and improvements located at 6590 Broadway, Merrillville, Indiana, 46410 (the "Affiliate Agreement").

If any of the conditions set forth above in Paragraph 4(a)(i)-(ii) are not satisfied, Buyer, in addition to its other remedies set forth herein, shall be entitled to (A) terminate this Agreement and receive back the Deposit, and this Agreement shall be deemed null and void, (B) pursue specific performance and/or (C) pursue any other remedies at law or in equity.  If any of the conditions set forth above in Paragraph 4(a)(iii)-(iv) are not satisfied, Buyer shall have the right to terminate this Agreement and receive back the Deposit, and this Agreement shall be null and void.

(b)           Seller's obligation to close hereunder shall be expressly conditioned upon Buyer's performance (in all material respects) of all covenants and agreements required by this Agreement to be performed by Buyer at or prior to the Closing Date, including Buyer's delivery of the balance of the Purchase Price due at Closing.  Upon Buyer's failure to perform all such covenants and agreements or deliver the balance of the Purchase Price at Closing, Seller shall be entitled to receive the Deposit from Escrow Agent, as liquidated damages and not as a penalty, and such receipt shall be Seller's sole remedy.  In no event shall Seller bring action, sue or seek damages or recourse against any principal, member, affiliate or parent company of Buyer (including, without limitation, Global Income Fund, Inc.).

5.           Feasibility Study; Termination; Seller's Operations Prior to Closing; Signage

(a) Within two (2) business days after the Effective Date or within such other time as hereinafter set forth, Seller shall:

(i) deliver to Buyer copies of all materials respecting the Property including, without limitation: copies of all existing surveys, title policies, environmental reports, permits and approvals, building plans, engineering reports, site plans, franchise agreements and related documentation, agency agreements and related documentation, licenses, zoning materials, tax bills and any other records affecting all or any part of the Property.

(ii) deliver to Buyer copies of all materials respecting the Property including, without limitation:
(a)	Original plans and specifications for the Project;
(b)
A complete and current rent roll listing, for all Leases, name of tenant and any guarantor(s), unit number or other appropriate leased premises identification, commencement date and scheduled expiration date of lease, security deposit, current rent and additional rent amounts, date of latest payment for rent and additional rent, arrearages of rent and additional rent;

(c)	2011 & 2012 Income and expense statements;
(d)	A report listing all tenants, unit #s and a sample copy of the lease;
(e)	List of personal property to be transferred to Buyer;
(f)	Copies of all service Contracts and other contracts relating to the Property;
(g)	Copies of last three years tax returns for the Property;
(h)	Copies of the last twelve months of operating statements and utility bills for the Property;
(i)	Copies of the last twenty-four months of property taxes, valuation and tax-related documents , insurance policies and invoices, marketing and advertising expenses with invoices affecting the Property;
(j)	The Property management contract with amendments (if applicable);
(k)	A summary of pending insurance claims and pending litigation (including, without limitation, all eviction and auction actions), if any;
(l)	Bank statements for all accounts relating to the Property for the last 12 months;
(m)	Copies of all guaranties or warranties with respect to the roof or other portions of the Property, if any; and
(n)	Copies of all certificates of occupancy and/or other permits and approvals affecting the Property.

Electronic versions of all items referenced in this Paragraph 5(a) shall be sent by Seller to Buyer at the following email address:  mwinmill@globalincomefund.net.  Hard copies of all items referenced in this Paragraph 5(a) shall be sent by Seller to Buyer at the physical address referenced in Paragraph 15.

(iii)           During the term of this Agreement, Seller will afford Buyer, its agents and representatives, upon reasonable prior notice and at reasonable times, with full access to the Property, for Buyer's inspection, testing and review.  Without limiting the generality of the foregoing, Seller shall make available for Buyer’s review at the Bolingbrook Project and the Dolton Project all Leases (with guarantees and other related materials) and correspondence to and from Project tenants sent or received within the last three (3) years.  Buyer shall restore any portion of the Property disturbed by Buyer’s testing activities on the Property to its condition as existed prior to such disturbance. Buyer shall provide Seller with a certificate of insurance evidencing liability insurance against property loss and personal injury in connection with such activities in an amount of not less than $1,000,000 combined single limit and naming Seller as an additional insured.  Buyer shall promptly notify Seller in the event that the policy of insurance evidenced by the certificate of insurance is cancelled by the insurance company or notice of cancellation is given by the insurance company.

(iv)    Buyer acknowledges and agrees that some of the documents provided pursuant to Paragraph 5(a) hereof (the “Documents”) are proprietary and confidential in nature and have been or will be made available to Buyer solely to assist Buyer in determining the feasibility of purchasing the Property.  Buyer agrees not to disclose any of the Documents (unless they are readily available to the general public) to any party outside of Buyer's organization (including affiliates of Buyer and their employees, principals and agents) except (A) to Buyer's attorneys, accountants, lenders, prospective lenders, investors and/or prospective investors (collectively, the "Permitted Outside Parties"), or (B) as may be required by law.  In permitting Buyer and the Permitted Outside Parties to review the confidential/proprietary Documents to assist Buyer, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either expressed or implied, have been offered, intended or created by Seller and any such claims are expressly rejected by Seller and waived by Buyer.  Buyer will take all appropriate precautions to limit the dissemination of the Documents to those individuals within Buyer’s organization who are specifically aware of this provision and agree to honor it.  All Documents shall be used for the sole purpose of evaluation of the potential purchase by Buyer and shall not at any time or in any manner be used for any other purpose.  Notwithstanding anything herein to the contrary, Seller expressly permits Buyer to contact applicable governmental offices in connection with Buyer’s inspection of the Property, including (without limitation) contacting municipal offices and personnel (i) to obtain confirmation of Project zoning classifications and absence of violations on the Project and/or (ii) to obtain signage permits and approvals in accordance with Paragraph 5(d).

(b)           On or before the Feasibility Study Termination Date, Buyer shall have the right to terminate this Agreement (for any reason or for no reason) by delivery of a termination notice to Seller.  Upon delivery of such notice, this Agreement shall be deemed terminated and the Deposit shall be delivered to Buyer.  If Buyer elects to proceed to Closing hereunder, Buyer shall provide Seller with notice of same ("Feasibility Study Clearance Letter") within five (5) calendar days after the Feasibility Study Termination Date.  In the event that Buyer fails to timely provide a Feasibility Study Clearance Letter to Seller, this Agreement shall be deemed terminated (and the Deposit shall be promptly returned to Buyer).

(c)           During the term of this Agreement, Seller shall not, without Buyer's consent, enter into or extend:

 (i)           any Lease or other possessory arrangement regarding the Property (A) for a term (including any renewals) of more than one (1) year, (B) which calls for rental and other payments which are less than those currently payable for the storage space being rented, or (C) which grants the lessee any concessions which will not be fully performed by Seller prior to Closing, which are not typical in storage rental agreements; or

(ii)           any service or other contract regarding the Property for a term which will extend past the Closing Date.

(d)           During the term of this Agreement, Seller (at no cost or liability to itself) shall cooperate with Buyer’s efforts to obtain permits and approvals respecting Buyer’s Project signage.  Without limiting the generality of the foregoing, Seller shall sign and submit applications for permits respecting Buyer’s sign panels upon Buyer’s request.

6.           Closing

Closing of the transaction contemplated herein ("Closing") shall take place through a remote Closing by escrow, on a date (the "Closing Date") selected by Buyer which is not later than fifteen (15) days after the date of the Feasibility Study Clearance Letter.

7.           Evidence and Condition of Title

(a)           At Closing, title to the Property (other than the Personalty) shall be fee simple and shall be: (i) good and marketable and free and clear of all tenancies, liens and encumbrances (other than the Leases and recorded easements which, in Buyer’s reasonable judgment, do not (A) materially inhibit Buyer’s anticipated use of the Property as a self-storage facility or (B) materially diminish the value of the Property); and (ii) insurable as such, at regular rates, by Title Company.  Title to the Personalty shall be good and marketable and free and clear of all liens, security interests and other encumbrances.

(b)           After the execution of this Agreement, Buyer, for each of the Bolingbrook Project and the Dolton Project, shall apply for a commitment for title insurance from Title Company (the "Title Commitment").  Seller agrees to cooperate with Buyer and Title Company in connection therewith, including (without limitation) delivering to Buyer copies of any requested deeds, plans, surveys and title policies in Seller's possession or under Seller’s control.  Buyer shall have the right to deliver a notice to Seller of the existence of any requirements, conditions or exceptions noted in the applicable Title Commitment which are unsatisfactory to Buyer (such exceptions being called "Title Defects"), with which Buyer shall include a copy of the applicable Title Commitment, copies of all recorded exceptions specified therein and, at Buyer's option, a current survey of the Project.

(c)           (i)           If Buyer notifies Seller of the existence of any Title Defects, Seller shall have ten (10) days within which to notify Buyer whether Seller intends to cure such Title Defects, except that in all cases Seller must discharge at or prior to Closing all monetary liens affecting the Property.  Seller's failure to notify Buyer within such 10-day period shall be conclusively deemed to be Seller's notice to Buyer of Seller's decision not to cure the Title Defects, except such monetary liens.

(ii)           If Seller notifies, or is deemed to have notified, Buyer of its intention not to cure any Title Defects, Buyer shall have ten (10) days thereafter to notify Seller of its decision whether to take such title as Seller may give or of terminating this Agreement, and in the latter event, the Deposit shall be promptly returned to Buyer and this Agreement shall terminate.

(d)           If Seller agrees to cure any Title Defects and such Title Defects remain uncured at Closing, or if additional Title Defects created after the issuance of the Title Commitment exist at the time of Closing, then Buyer may, at Buyer’s option: (i) take such title as Seller can give, with a credit against the Purchase Price in an amount necessary to cure or correct any Title Defects which constitute monetary liens in an ascertainable amount (as reasonably determined by Buyer); or (ii) elect to receive a return of the Deposit, whereupon this Agreement shall terminate.

(e)           Subject to Paragraph 5(c)(i), Seller shall not allow the Property or any part thereof to be transferred or encumbered during the term of this Agreement.

8.           Delivery of Documents and Other Items; Employees

(a)           At Closing, Seller (that is, each party comprising Seller for itself, as to the portion of the Property owned by it) shall deliver to Buyer:

(i)             A warranty deed (the "Deed") to the Property, duly executed and acknowledged by Seller and in proper form for recording.

(ii)             A Bill of Sale to the Personalty duly executed by Seller.

(iii)           A valid assignment of the Leases and all security deposits required to be held by Seller pursuant to the Leases, duly executed and acknowledged, assigning to Buyer all of Seller's interest in the Leases and such security deposits, together with the original executed Leases and an updated, true, correct and complete version of the Lease Schedule.

(iv)           A credit to Buyer in the amount of all security deposits in connection with the Leases (if any), including any required interest thereon, as of the Closing Date.

(v)           An assignment to Buyer of all of the interest of Seller under the Contracts that are assignable, but only to the extent Buyer desires to assume any thereof, together with originals of such Contracts.

(vi)           A general assignment of all governmental plans and approvals, utility rights, and the other intangible property rights respecting the ownership and operation of the Property.

(vii)           Such documents, affidavits and transfer declarations as Title Company or Buyer shall require, including (without limitation) documents or affidavits in connection with seller gain withholdings required under applicable law.

(viii)           An executed version of the final closing statement prepared by the Title Company.

(ix)           Such limited liability company documents and other organizational documents as Buyer and Title Company shall reasonably require to evidence Seller's formation, existence and authority to consummate the sale of the Property and delivery of the Deed, the incumbency of officers and the like.

           (x)           A certificate in the form of Exhibit E, executed and acknowledged by Seller, in accordance with Section 1445 of the Internal Revenue Code, as amended.

(xi)           A standard Illinois form of Owner’s Policy of title insurance in the amount of the Purchase Price issued by Escrow Agent and conforming to the Title Commitment, insuring that Buyer is the fee simple owner of the Property; provided, however, (A) the standard exception for taxes shall be limited to the year prior to the year in which the Closing occurs, and subsequent years, and (B) the “survey deletion” will be made in such policy at Buyer’s expense.

(xii)           (A) a release of any Bulk Sale Stop Order issued by the Illinois Department of Revenue stating that no assessed or unpaid tax, penalties or interest are due under the requirements of the Illinois Income Tax Act, Section 902(d) and the Retailers’ Occupation Tax Act, Section 444(j), or (B) in the absence of such release, an indemnity in form and substance reasonably acceptable to Buyer from Seller indemnifying Buyer against any amounts due under such Act.

(xiii)           (A) a certificate from the Illinois Department of Revenue stating that no assessed or unpaid tax, penalties or interest are due under the requirements of the Illinois Income Tax Act, Section 902(d) and the Retailers’ Occupation Tax Act, Section 444(j), or (B) in the absence of such certificate, an indemnity in form and substance reasonably acceptable to Buyer from Seller indemnifying Buyer against any amounts due under such Act.

(xiv)           All keys, passcards and passcodes (for doors, security systems, kiosks or otherwise) used in connection with the Property.

(b)           At Closing, Buyer shall deliver to Seller (i) an executed version of the final closing statement prepared by the Title Company and (ii) the balance of the Purchase Price due.  The Purchase Price is allocated as follows: Bolingbrook = $5,725,000; Dolton = $5,175,000.

(c)         If requested by Buyer, on the Closing Date, Seller shall (a) cause the employment termination of Robert Coghill (Dolton property manager) and Gary Wendling (Dolton maintenance staff) and (b) cooperate with Buyer’s efforts to retain one or both of the aforementioned individuals.

9.           Apportionment

The following items are to be computed and apportioned between Buyer and Seller as of the Closing Date on a per diem and on a 365 day year basis:

(a)	Water and sewer rents.

(b)           Seller shall pay all real estate taxes on the Property covering the period through the Closing Date.  Seller shall pay all real estate taxes and assessments on the Property payable during the calendar year in which Closing occurs and for all of the calendar years prior to the year of the Closing.  All real estate taxes and assessments on the Property payable during the calendar year of the Closing shall be prorated to the Closing Date and shall be paid at Closing.  If real estate taxes and assessments payable during the year in which the Closing occurs are not available at the Closing, proration of taxes shall be made on the basis of taxes assessed in the previous year, regardless of subsequent valuations or changes in the tax basis.  If real estate taxes and assessments payable during the year in which the Closing occurs are available at the Closing, proration of taxes shall be made on the basis of such information.  Notwithstanding anything herein to the contrary, any applicable agricultural taxes (including, without limitation, rollback taxes) shall be paid solely by Seller.

(c)           Any amounts payable under the Contracts to be assumed by Buyer; provided, that if Buyer receives a bill for any such amount after the Closing Date which bill covers a period prior to the Closing Date, Seller shall pay to Buyer that part of such amount properly allocable to the period prior to the Closing Date.

(d)           The rents and charges due under all Leases, hot and cooled water charges, electricity and other utility charges and all other additional rent, sundry charges paid by lessees under the Leases and other income to Seller, including income received or receivable by Seller for vending machines, to the extent collected by Seller prior to the Closing Date and which, as of the Closing Date, represent payments thereof to Seller which are applicable in whole or in part to a period of time subsequent to the Closing Date.

(e)           All of the items referenced in Paragraph 9(d) which are due and payable prior to the Closing Date, but which have not been collected by Seller, shall be pro-rated as follows at settlement: current rental income shall be pro-rated as of the Closing Date; income received on the Closing Date shall be credited to Buyer; and all prepaid rents shall be transferred to Buyer; and all deposits shall be transferred to Buyer. All accounts not yet paid and delinquent 30 days or less shall be considered paid for pro-ration calculations, and Seller shall receive a credit at closing for Seller’s prorated share thereof.  All accounts not yet paid and delinquent 31 days or more shall become the property of Buyer with no pro-ration.  Notwithstanding anything herein to the contrary, all tenant rental payments received after the Closing Date shall be Buyer’s property.

(f)           Payment of all utility company charges, for periods through the Closing Date (including, without limitation, electricity, water and sewer) shall be made by Seller.  Adjustments for utilities respecting periods during which Closing occurs shall be based upon the next bill received and such adjustment shall occur after the Closing Date.  Seller shall retain the right to the refund of all utility deposits.  With respect to any utility adjustment, Seller shall obtain meter (or other measuring device) readings of the utility consumption as of the Closing Date and, wherever possible, Seller shall pay directly to the utility company the amount determined to be due as of the Closing Date.

This Paragraph 9 shall survive Closing.

           10.           Transfer Taxes And Other Costs.

The payment of all state and county transfer taxes and documentary stamp charges arising from the sale of the Property and the recordation of the Deed shall be paid by Seller.   The Deed recording charge and the municipal transfer tax shall be paid in accordance with applicable statutory requirements or standard practices.  Each party shall pay its own legal fees.  For both the Bolingbrook Project and the Dolton Project, Seller shall pay the cost of a base owner's title policy based on the Title Commitment (plus the cost of title endorsements necessitated by Title Defects) and the base cost of a survey compliant with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (it being understood that Buyer shall pay any costs for survey items exceeding such minimum standard detail requirements).  Seller shall (a) pay all sales and use taxes, employer withholding taxes and all taxes respecting the Property or the Seller incurred, or imposed in connection with, any period on or prior to the Closing Date; and (b) indemnify, hold harmless and defend (using counsel selected by Buyer) Buyer against all claims, losses, costs, demands and liabilities in connection with the foregoing Paragraph 10(a).  This Paragraph 10 shall survive Closing.

11.           Title Company as Deposit Holder

(a)           Title Company shall hold the Deposit in an interest-bearing account and shall disburse the Deposit as follows:

(i)           If the Closing shall not occur as a result of Buyer's default hereunder, to Seller;

(ii)           If the Closing shall not occur as a result of Seller's default hereunder or if Buyer is otherwise entitled to receive the Deposit hereunder, to Buyer; or

(iii)           At Closing, to be applied against the Purchase Price.

Upon such disbursement, Title Company shall be released and discharged from all obligations hereunder.

(b)           Title Company, in its sole discretion, may at any time deposit the Deposit, with a court of competent jurisdiction selected by it and, in such event, Title Company shall be fully released and discharged from all obligations hereunder with respect to the Deposit.  Alternatively, Title Company may hold the Deposit pending receipt of joint instructions from Seller and Buyer.

(c)           The duties of Title Company hereunder are only as herein specifically provided and are purely ministerial in nature.  Title Company shall incur no liability whatever, as long as Escrow Agent acts in good faith.  Title Company may refuse to take any action respecting the Deposit or this Agreement, unless indemnified to its satisfaction by Buyer and/or Seller.

12.           Insurance

Seller shall maintain in effect until the Closing Date insurance policies with respect to the Property for the full insurable value thereof.  In the event of damage to the Property by fire or any other casualty, Seller shall promptly notify Buyer and this Agreement shall not be affected thereby, provided the cost of repairing such damage shall not exceed the sum of $50,000.00, and provided all such costs are covered by such policies or Seller shall agree to pay any deficiency, to be specified in Seller's notice.  If, however, damage caused by fire or other casualty insured under such policies shall exceed $50,000.00, or if the damage is not fully covered by such policies and Seller does not agree to pay Buyer at Closing the cost of repairing the uncovered damage, Buyer shall have the right and option to cancel and terminate this Agreement by giving notice to Seller within fifteen (15) days after Buyer receives Seller's notification of such damage.  Thereupon, Buyer shall be entitled to promptly receive back the Deposit, whereupon this Agreement shall be null and void.  If, in the event of a casualty, this Agreement shall not be terminated as in this Paragraph 12 provided, Seller shall pay or assign to Buyer at Closing all monies received or receivable from the insurance companies which wrote such policies, all claims against such insurance companies as a result of the losses covered by such policies and any deficiency amount as described above in this Paragraph 12, less documented amounts previously expended by Seller for repair of the casualty damage.

13.           Condemnation

In the event that all or part of the Property is taken by condemnation or eminent domain proceeding between the date of this Agreement and the Closing Date, Buyer may (a) cancel this Agreement, if (i) the part of the Property so taken shall exceed $50,000.00 in value (as reasonably determined by Buyer) or (ii) the value of the Property is diminished by $50,000.00 or more (as reasonably determined by Buyer), or (b) take title subject to such condemnation or taking and receive the proceeds thereof, Seller assigning all its rights to unpaid proceeds to Buyer at Closing.  Buyer shall notify Seller of its election not more than fifteen (15) days after notice from Seller of the occurrence of the condemnation or taking and the extent thereof.  If Buyer shall elect to cancel this Agreement, then this Agreement shall be null and void and Buyer shall be entitled to receive back the Deposit, whereupon this Agreement shall be null and void.

14.           Brokers

Seller and Buyer each represent and warrant to the other that it has neither engaged nor dealt with any broker or finder in connection with this Agreement, other than MJ Partners Real Estate Services (the "Broker").  Seller and Buyer each agree to indemnify, save harmless and defend the other from and against all claims, losses, liabilities and expenses, including reasonable attorneys' fees, through any and all appeals, arising out of any claim made by any other broker, finder or other intermediary who claims to have been engaged by such party in connection with the transactions contemplated by this Agreement.  Seller shall be responsible for paying the Broker a commission respecting the sale of the Property, and Seller further agrees to indemnify, save harmless and defend Buyer from and against all claims, losses, liabilities and expenses, including reasonable attorneys' fees through any and all appeals, arising out of any claim made by the Broker in connection herewith.  The provisions of this Paragraph 14 shall survive Closing or any prior termination of this Agreement.

15.           Notices

All notices and other communications hereunder ("Notices") shall be in writing and be (a) mailed first class, certified mail, return receipt requested, postage pre-paid, (b) sent via recognized overnight delivery service (i.e., Federal Express), or (c) sent by email, with an original to follow via (a) or (b) above and addressed:

IF TO SELLER:                                     500 East 96th Street, Suite 300
Indianapolis, IN  46240
Attn: Jeffrey L. Kittle
Email: jkittle@hermankittle.com

WITH A COPY TO:                             Herman & Kittle Properties, Inc.
500 East 96th Street, Suite 300
 Indianapolis, IN  46240
Attn: David D. Thompson
Email: dthompson@hermankittle.com

IF TO BUYER:                                      Mark C. Winmill
Global Income Fund
3814 Route 44
Millbrook, NY 12545
Email: mwinmill@globalincomefund.net

WITH A COPY TO:                            Andrew Maguire, Esq.
McCausland Keen & Buckman
259 N. Radnor-Chester Road
Radnor Court, Suite 160
Radnor, PA  19087-5240
Email: amaguire@mkbattorneys.com

Notices shall be deemed received: three (3) business days after mailed in conformity with (a) above; one (1) business day after sent via delivery service in conformity with (b) above; or on the day sent by email in conformity with (c) above.  Notices may be given by a party's attorney on its behalf.

16.           Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the parties and their respective legal representatives, successors and assignees, as the case may be.  Buyer shall have the right to assign all or any of its interest and rights under this Agreement to any entity controlled by, controlling or under common control with Buyer.

17.           Binding Effect; Amendments

This Agreement contains the final and entire agreement between the parties with respect to the subject matter hereof.  The parties shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not herein contained.  This Agreement may not be changed orally but only by an instrument in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

18.           Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Electronically transmitted copies of counterpart signature pages of this Agreement shall have the same force and effect as originals.

19.           Litigation

In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney's fees.  The parties each waive trial by jury in any legal action between the parties arising out of this Agreement.

20.           Governing Law; Time of the Essence

This Agreement shall be construed and interpreted in accordance with the laws of the State of Illinois.  The parties agree that all time is of the essence.

21.           Paragraph Headings

The paragraph headings in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof, and shall not constitute a part of this Agreement.

22.           Seller Cooperation Post-Closing; Non-Competition

(a)           After Closing, Bolingbrook Seller and Dolton Seller shall sign and deliver to Buyer all documents and materials reasonably requested by Buyer.  Seller shall promptly make payments to Buyer in the amount of all Project rental payments erroneously delivered to Seller and/or erroneously made payable to Seller after Closing.

(b)           For a period of five (5) years following the Closing Date, the following parties shall not develop, purchase or invest in any self storage facility, mini storage facility or truck leasing operation within a five (5) mile radius of the Bolingbrook Project or the Dolton Project: Seller, Seller’s principals, Seller’s affiliates or Seller’s members (collectively, the “Seller Parties”).  Notwithstanding the foregoing, Seller and Buyer acknowledge that Seller affiliates currently own self storage facilities at the following locations:  1397 North Larkin Avenue, Joliet, IL; 21827 South Schoolhouse Road, New Lenox, IL; and 434 East Sauk Trail, South Chicago Heights, IL, which shall be exempt from the limitations set forth in the foregoing sentence.  The Seller Parties acknowledge that Buyer has a legitimate business interest in protecting its investment in the Property, and that the restrictions set forth in this Paragraph 22 are reasonable and necessary for the protection of Buyer’s purchase of, and interest in, the Property.

This Paragraph 22 shall survive Closing.

23.           1031 Exchange

Either party may effect a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, each party agrees that it will cooperate with the other to effect a tax-free exchange in accordance with the provisions of Section 1031 of the Code and the regulations promulgated with respect thereto, provided same shall not delay the Closing, unless agreed to by the other party in its sole discretion.  The exchanging party shall be solely responsible for any additional fees, costs or expenses incurred in connection with the like-kind exchange contemplated by it pursuant to this Paragraph 23, and neither party shall be required to incur any debt, obligation or expense in accommodating the other hereunder.  In no event shall either party’s ability or inability to effect a like-kind exchange, as contemplated hereby, in any way delay the Closing or relieve the other from its obligations and liabilities under this Agreement.  Each party hereby agrees to indemnify and hold harmless the other harmless from any liability, losses or damages incurred by the other in connection with or arising out of the Section 1031 like-kind exchange of the exchanging party, including but not limited to any tax liability.  This Paragraph 23 shall survive Closing.

24.           Cross-Default

           A default by a party's affiliate under the Affiliate Agreement shall constitute a default by such party hereunder, with the same force and effect as such party's default in performing any of its obligations herein specified.

25.           Effective Date

The Effective Date shall be the later of (a) the date that Seller executes this Agreement and provides proof of same to Buyer, or (b) the date that Buyer executes this Agreement and provides proof of same to Seller.  The Effective Date shall be inserted in the preamble at the top of page one of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates below written.

SELLER:

INFINITE SELF-STORAGE OF BOLINGBROOK, LLC

Date of Execution:  4-26, 2013                                By:/s/Jeffrey L. Kittle
    Name: Jeffrey L. Kittle
    Title: Manger

DOLTON SELF-STORAGE, LLC

Date of Execution:  4-26, 2013                                  By:/s/Jeffrey L. Kittle
      Name: Jeffrey L. Kittle
      Title: Manger

BUYER:

         SSG BOLINGBROOK LLC

Date of Execution:  4-26, 2013                                By: /s/Mark C. Winmill
    Name: Mark C. Winmill
    Title: President

         SSG DOLTON LLC

Date of Execution:  4-26, 2013                               By: /s/Mark C. Winmill
   Name: Mark C. Winmill
   Title: President

LIST OF EXHIBITS

ITEM                                PARAGRAPH No.                                                      DOCUMENT DESCRIPTION

 A-1                                Recitals                                                      Legal Description – Bolingbrook

A-2                                Recitals                                                      Legal Description – Dolton

B-1                                Recitals                                                      Plan – Bolingbrook

B-2                                Recitals                                                      Plan – Dolton

 C                                  3(e)                                                      Lease Schedule

 D                                  3(f)                                                      Contract Schedule

 E                                  8(a)(x)                                                      FIRPTA Certificate

EXHIBIT A-1

LEGAL DESCRIPTION – BOLINGBROOK

EXHIBIT A-2

LEGAL DESCRIPTION – DOLTON

EXHIBIT B-1

PLAN – BOLINGBROOK

EXHIBIT B-2

PLAN – DOLTON

EXHIBIT C

LEASE SCHEDULE

EXHIBIT D

CONTRACT SCHEDULE

EXHIBIT E

FIRPTA CERTIFICATE FOR ENTITIES

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.   For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.  To inform the transferee that withholding of tax is not required upon the transfer of a U.S. real property interest by ________________________ to the transferee, the undersigned hereby certifies the following on behalf of ________________________________________:

1)           ________________________ is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2)           ________________________ is not a disregarded entity as defined in Reg. §1.1445-2(b)(2)(iii);

3)           The U.S. employer identification number of ________________________ is __________; and

4)           The office address of __________________is ___________________________.

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of ________________________________________.

_________________________

By:_______________________________________
Title:
Dated:  ________, 2013